Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Name	State of Incorporation or Organization
Precipio Diagnostics, LLC	Delaware
Precipio SPV, Inc.	Delaware
CB4Cancer, LLC	Delaware